Exhibit 99.1

Email to Modiv Existing Investors

Dear [SHAREHOLDER NAME],

As a follow-up to our early November communication, we are pleased to share that Modiv has completed the listing of your Class C Common Stock on the New York Stock Exchange (“NYSE”) under the ticker symbol MDV. Despite recently unfavorable market conditions, Modiv was able to list in a considerably compressed time frame, thereby enabling your shares to be tradable on a national stock exchange far sooner than is typical. Modiv is the first and only net lease REIT built via crowdfunding technology and now the first net lease REIT built via crowdfunding technology to be publicly traded.

In addition to our listing, since our November communication, we have already successfully completed $88.8 million in new real estate acquisitions, renewed several existing leases and lowered our cost of capital via a new credit facility. Our recent operational highlights include:

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On December 3, 2021, we acquired an industrial property located in Archbold, Ohio, leased to Arrow Tru-Line, Inc., a leading manufacturer of hardware components to the North American overhead garage door market, with a 20-year lease term and annual rent increases of 2%. The purchase price was $11.5 million which reflects a capitalization rate (“cap rate”) of 6.65%. The cap rate is calculated as the next 12 months’ net operating income (“NOI”) as a percentage of the purchase price.

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On January 18, 2022, we completed the acquisition of one of the top three largest KIA auto dealership properties in the U.S., located on Interstate 405 in Carson, California, for $69.3 million. The purchase price represents a 5.70% cap rate and the property has a 25-year lease with annual rent escalations of 2%.

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Also on January 18, 2022, we entered into a new $250 million credit facility provided by KeyBank, BMO Capital Markets, Truist Bank and The Huntington National Bank. Our prior credit facility, which has now been replaced, was only $22 million. This new facility materially improves our debt maturity profile and lowers our weighted average interest rate from 4.2% to only 2.5%.

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On January 31, 2022, we acquired an industrial property located in Saint Paul, Minnesota, leased to Kalera, Inc., a leader in the emerging low-energy vertical farming industry, for $8.1 million. The purchase price represents a 7.00% cap rate and the property has a 20-year lease with annual rent escalations of 2.5%.

As one of our more than 7,200 shareholders, you helped us grow Modiv’s real estate portfolio to over $500 million of high-quality, strategic and mission-critical single-tenant properties. We wish to thank each of you for your support, which has been so instrumental in helping us reach this important milestone. We are now well-positioned to execute on the next phase of our publicly-traded growth strategy.

Please be on the lookout for a mailed letter that will provide you with account details and other important information. In the meantime, we encourage you to visit our new investor relations website at https://invest.modiv.com/investor-relations, which has a detailed FAQ, and register for email alerts to receive news and updates. Please feel free to reach out to us at info@modiv.com in the future.

Thank you for being a Modiv shareholder. We will continue to provide updates on our progress and accomplishments as we strive to deliver MOnthly DIVidends and MOre DIVersification.

Modivated,

Aaron Halfacre
Chief Executive Officer
Modiv Inc.

This email shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Modiv Inc.

Forward-looking Statements

Certain statements contained in this letter, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the company’s future operations and the trading of shares of the company’s Class C common stock on the NYSE. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the company’s Registration Statement on Form S-11 initially filed with the SEC on December 8, 2021, as amended, the company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this letter and in the company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the company as of such date and are qualified in their entirety by this cautionary statement. The company assumes no obligation to revise or update any such statement now or in the future, unless required by law.